EXHIBIT 4(c)(ii)

       The form of initial Subsequent Indenture, if any, with respect to Subordinated Debt Securities will be substantially the same as the Indenture between the Company and The Chase Manhattan Bank, formerly known as Chemical Bank, contained as Exhibit 4(c)(i) to the Registration Statement except that the name of any Subsequent Trustee with respect to any Subsequent Indenture will be inserted and any Subsequent Indenture will be dated as of a current date.